Nava

Nava is an on-demand marine mobility marketplace connecting boat owners, captains, and marinas through a unified booking and dispatch platform. We turn underutilized boats into revenue-generating assets and create structured water transportation corridors in high-density coastal cities.


The future of on-demand
water mobility

Invest

$99.54 minimum investment

DEADLINE: July 24, 2026

in 3 months

SHARE PRICE
$0.63

TOTAL RAISED ON NETCAPITAL
$0

TOTAL RAISED THIS ROUND
$0

VALUATION THIS ROUND
$10,080,000

Reg CF offering provided by Netcapital Funding Portal Inc.

USE OF PROCEEDS

If the offering's maximum amount of $1,234,800 is raised:

Use	Value	% of Proceeds
Marina Access & Partnerships	$100,000	8.1%
Product & Engineering	$250,000	20.2%
Operations & Launch	$200,000	16.2%
Marketing & Growth	$290,000	23.5%
Administrative	$111,000	9.0%
Intermediary fees	$60,505	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Class A Common, under registration exemption 4(a)(6), in Nava Technologies Inc. This offering must reach its target of at least $10,000 by its offering deadline of July 24, 2026 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

17,960,000 shares
× $0.63 per share

$11,314,800 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

If Nava has presented in any webinars during the offering period, you may access them here

- Website
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UPDATES

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